ICON FUNDS
                   AMENDMENT NO. 11 TO MASTER TRUST AGREEMENT


AMENDMENT No. 11 to the Master Trust Agreement of ICON Funds dated September 19, 1996, made at Greenwood Village, Colorado effective as of November 1, 2004.

                                   WITNESSETH:

WHEREAS, Section 7.3 of the ICON Master Trust Agreement dated September 19, 1996, as amended (the "Agreement") of ICON Funds (the "Trust"), provides that the Agreement may be amended at any time, so long as such amendment does not adversely affect the rights of any shareholder with respect to which such amendment is or purports to be applicable and so long as such amendment is not in contravention of applicable law, including the Investment Company Act of 1940, by an instrument in writing, signed by an officer of the Trust pursuant to a vote of a majority of the Trustees of the Trust; and

WHEREAS, a majority of the Trustees of the Trust desire to amend Section 4.2 of the Master Agreement to terminate the ICON Short-Term Fixed Income Fund ("Fund") pending shareholder approval;

WHEREAS, the Trust has received majority approval to close and liquidate the Fund;

WHEREAS, a majority of the Trustees of the Trust duly adopted the amendment to this Agreement on August 9, 2004 and authorized the same to be filed with the Secretary of the State of the Commonwealth of Massachusetts;

NOW, THEREFORE, the undersigned Trustees pursuant to the authorization described above, hereby amend Section 4.2 of the Master Trust Agreement, as heretofore in effect, to read as follows:

Section 4.2 Establishment and Designation of Sub-Trusts. Without limiting the Trustees' authority to establish further sub-trusts pursuant to Section 4.1, the Trustees hereby establish the following sub-trusts:

FUNDS/CLASSES WITH NO DISTRIBUTION PLAN

ICON Asia-Pacific Region Fund           ICON Healthcare Fund
ICON Bond Fund - Class Z                ICON Information Technology Fund
ICON Consumer Discretionary Fund        ICON Industrials Fund
ICON Core Equity Fund - Class Z         ICON International Equity Fund - Class Z
ICON Covered Call Fund - Class Z        ICON Leisure and Consumer Staples Fund
ICON Energy Fund                        ICON Long/Short Fund - Class Z
ICON Equity Income Fund - Class Z       ICON Materials Fund
ICON Europe Fund                        ICON Telecommunications & Utilities Fund
ICON Financial Services Fund            ICON Western Hemisphere Fund

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FUNDS/CLASSES WITH DISTRIBUTION PLAN (CLASS C AND CLASS I)

ICON Bond Fund
ICON Core Equity Fund
ICON Covered Call Fund
ICON Equity Income Fund
ICON Long/Short Fund

IN WITNESS WHEREOF, my hand this 1st day of November, 2004.

/s/ Andra C. Ozols

Andra C. Ozols
Vice President and Secretary

STATE OF COLORADO      )
                       ) ss.
COUNTY OF ARAPAHOE     )

Before me, a Notary Public in and for said county and state, personally appeared the above named persons, who acknowledged that they did sign the foregoing instrument in the capacity indicated, and that the same is their free act and deed this 1st day of November, 2004.

Signature of Notary Public:         /s/ Terri L. Smedra

My Commission Expires:     11/2/05


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